Exhibit 99.1

MAXUS REALTY TRUST, INC.  RECEIVES NASDAQ NOTIFICATION
REGARDING LISTING DEFICIENCY

Kansas City, November 28, 2007.  On November 21, 2007, Maxus Realty Trust, Inc. (the “Company”) received notice from the Nasdaq Stock Market that the Company did not comply for the quarter ended September 30, 2007, with the $10 million minimum stockholders’ equity requirement established by Nasdaq Marketplace Rule 4450(a)(3) for continued inclusion on the Nasdaq Global Market.

Nasdaq’s notice gave the Company until December 6, 2007, to provide Nasdaq with a plan to achieve and sustain compliance with the Nasdaq Global Market listing requirements for minimum stockholders’ equity, and to indicate a time frame to resolve the listing deficiency.  The Company intends to respond to the notice by applying to transfer its listing to the Nasdaq Capital Market.  The Company believes that it meets, and will continue to meet, the criteria for listing on the Nasdaq Capital Market.